Exhibit 99.1

NEWS

Contact:

Marty Schwenner

Chief Financial Officer

Magnetek, Inc.

mschwenner@magnetek.com

262.703.4282

Magnetek, Inc. Acquires Assets and Business of Enrange LLC

MENOMONEE FALLS, Wis.— February 5, 2008 — Magnetek, Inc., (NYSE: MAG) a leading designer and manufacturer of power control and delivery systems for the overhead material handling industry, today announced it has acquired the assets and business of Enrange LLC, Canonsburg, Pa. (“Enrange”). Enrange is a wireless control manufacturer providing radio remote controls for the material handling, industrial, hydraulic and rock mining industries. Enrange reported sales of approximately $3 million for the year ended Dec., 2007.

Vice President and General Manager for Magnetek’s material handling business Perry Pabich said, “In conjunction with our current Telemotive and PulseStar® radio control product lines, the acquisition of the Enrange business broadens the wireless control product portfolio we offer our existing customers and allows us to penetrate additional markets.”

Pabich added, “Enrange has a proven track record of developing state-of-the-art radio frequency products, which will augment Magnetek’s wireless controls research and development efforts.”

Peter McCormick, Magnetek’s chief operating officer said, “This acquisition – coupled with our Electromotive Systems® drives and electrification products, Mondel brakes, and Telemotive and PulseStar radio control product lines – further strengthens our position as the premier provider of products and services to the material handling industry.”

The Enrange business will continue to operate out of the Canonsburg facility. Current Enrange President Chris Dulin will lead product marketing and wireless controls research and development for all of Magnetek’s radio control product lines.

About Magnetek

Magnetek manufactures digital power and motion control systems used in material handling, people-moving, communications and energy delivery. Headquartered in Menomonee Falls, Wis., in the greater Milwaukee area, Magnetek operates manufacturing plants in Pittsburgh, Pa., and Mississauga, Ontario, Canada, as well as Menomonee Falls. For its fiscal year ended July 1, 2007, Magnetek’s revenues were $103.8 million. Please visit www.magnetek.com for more information.

About Enrange

Enrange is based in Canonsburg, Pa. Please visit www.enrange.com for further information.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the effect of the acquisition of the Enrange business on Magnetek’s business and its position in the material handling industry.  These forward-looking statements are based on the Company’s expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control. These risks and uncertainties include effects of economic, market and operating conditions on the Company and its financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.